UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event
reported): September 5, 2008 (August 29, 2008)

Sona Mobile Holdings Corp.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-12817	95-3087593
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

245 Park Avenue New York, New York	10167
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number including area code:	(212) 486-8887

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2008, Anthony “Tony” Toohey was elected to the Board of Directors (“Board”) of Sona Mobile Holdings Corp. (the “Company”). Mr. Toohey is currently the CEO and Managing Director of eBet Limited.

Previously in a Form 8-k dated August 22, 2008, the Company announced that it had entered into a Licence and Distribution Agreement (the “License Agreement”) with eBet Limited, eBet Gaming Systems Pty. Ltd. and eBet Systems Pty. Ltd. (collectively, “eBet”) for the license of the Company’s software applications and for the distribution of eBet’s products and software applications.  Pursuant to the terms of the License Agreement, the parties would also enter into a Master Services Agreement (the “Services Agreement”), which was executed on August 25, 2008, as stated in the Form 8-k dated August 29, 2008 for the Company.

Pursuant to the terms of the Services Agreement, between Sona Mobile Holdings Corp. and eBet Services Pty. Limited, eBet is to provide advisory services, including operational, financial and marketing services, appoint the chief executive officer of Sona and to have equal representation on the Company’s board of directors.

As previously stated in a Form 8-k dated August 29, 2008, on August 29, 2008, the Company also entered into a Second Amendment to the Licence and Distribution Agreement (the “Second Amendment”) to extend the closing date until September 5, 2008.  eBet has released $1,500,000 to Sona in addition to the $250,000 that was paid upon the execution of the License Agreement, leaving only $750,000 to be paid at closing.

Mr. Toohey was elected as a Director of the Board pursuant to the terms of the Services Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sona Mobile Holdings Corp. (Registrant)

Date: September 5, 2008	By:	/s/ Stephen Fellows
Name: Stephen Fellows Title: Chief Financial Officer